Exhibit 4.1

MIDAS, INC.

Amendment No. 2 to Rights Agreement

AMENDMENT NO. 2 TO RIGHTS AGREEMENT, dated as March 12, 2012 (this “Amendment”), to Rights Agreement, dated as of December 7, 2007, as amended on December 14, 2009 (as amended, the “Rights Agreement”), by and between Midas, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (the “Rights Agent”). Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Rights Agreement

WHEREAS, the Board of the Directors at a meeting on March 12, 2012 has determined that it is advisable and in the best interest of the Company to amend the Rights Agreement as set forth below;

WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interest of the Company’s stockholders to enter into that certain Agreement and Plan of Merger to be dated as of the date hereof (as may be amended from time to time, the “Merger Agreement”), by and among the Company, TBC Corporation, a Delaware corporation, (“Parent”), and Gearshift Merger Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Acquisition Sub”);

WHEREAS, the Board of Directors of the Company has approved and determined that it is advisable for the Company to enter into that certain Support Agreement, dated March 12, 2012 (the “Support Agreement”), as it may be amended from time to time, by and among the Company, Parent, Acquisition Sub, Alan D. Feldman and the Alan D. Feldman Irrevocable 2010 Midas Grantor Annuity Trust;

WHEREAS, in connection with the execution of the Merger Agreement, the Company desires to amend the Rights Agreement to render it inapplicable to the Offer, the Top-Up, the Merger (as such terms are defined in the Merger Agreement), the Merger Agreement, the Support Agreement and any other transactions contemplated by the Merger Agreement or the Support Agreement;

WHEREAS, in connection with the execution of the Merger Agreement, the Company further desires to amend the Rights Agreement to cause the Rights to expire upon the Effective Time (as such term is defined in the Merger Agreement);

WHEREAS, at the date of this Amendment, the Distribution Date has not occurred and there is no Acquiring Person; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may in its sole and absolute discretion, prior to the time any Person becomes an Acquiring Person, supplement or amend any provision of the Rights Agreement without any approval of the holders of the Rights.

NOW, THEREFORE, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, the Rights Agreement is hereby amended as follows:

1. Section 1(a) of the Rights Agreement shall be supplemented to include the following provision at the end of such definition:

Notwithstanding the foregoing or anything contrary in this Agreement, neither TBC Corporation, a Delaware corporation (“Parent”), nor Gearshift Merger Corp., a Delaware corporation and wholly owned Subsidiary of Parent (“Acquisition Sub”), nor any of their respective Affiliates or Associates, shall be considered an Acquiring Person under this Agreement, no Stock Acquisition Date shall occur, no Distribution Date shall occur, no Triggering Event shall occur, no adjustments to the Rights pursuant to Sections 11 or 13 hereof shall occur or be required and no Rights shall be exercisable pursuant to Section 7 or any other provision hereof, as a result of (i) the approval, execution or delivery of that certain Agreement and Plan of Merger dated as of March 12, 2012 (as may be amended from time to time the “Merger Agreement”), by and among the Company, Parent and Acquisition Sub, (ii) the announcement of or commencement of the Offer, or the consummation of the Offer, the Top-Up, the Merger or any other transaction contemplated by the Merger Agreement, or (iii) the Support Agreement, dated as of March 12, 2012 (as may be amended from time to time the “Support Agreement”), by and among the Company, Parent, Acquisition Sub, Alan D. Feldman and the Alan D. Feldman Irrevocable 2010 Midas Grantor Annuity Trust, or any transaction contemplated by the Support Agreement (each of (i) through (iv), a “Merger Event”).”

2.	Section 3(a) is amended by adding the following sentence at the end thereof:

“No Distribution Date shall be deemed to occur by reason of or as a result of a Merger Event.”

3.	The definition of “Stock Acquisition Date” shall be amended by adding the following sentence at the end thereof:

“No Stock Acquisition Date shall be deemed to occur by reason of or as a result of a Merger Event.”

4.	The definition of “Triggering Event” shall be amended by adding the following sentence at the end thereof:

“No Triggering Event” shall be deemed to occur by reason of or as a result of a Merger Event.”

5.	Section 11(a)(ii) shall be amended by adding the following sentence at the end thereof:

“No Section 11(a)(ii) Event shall be deemed to occur by reason of or as a result of a Merger Event.”

6.	Section 13(a) shall be amended by adding the following sentence at the end thereof:

“No Section 13 Event shall be deemed to occur by reason of or as a result of a Merger Event.”

7.	Section 7(a) of the Rights Agreement shall be replaced with the following:

“Section 7. Exercise of Rights; Purchase Price; Expiration Date of Rights. (a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein, including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-hundredths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which surrendered Rights are then exercisable, at or prior to the earliest of (i) the close of business on December 31, 2017 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which such Rights are exchanged pursuant to Section 24 hereof, and (iv) immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger (as defined in the Merger Agreement) (the earliest to occur of (i), (ii), (iii) and (iv) being referred to herein as the “Expiration Date”).”

8. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

9. This Amendment shall be effective as of, and immediately prior to, the execution of delivery of the Merger Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

10. Exhibits B and C shall be amended in a manner consistent with this Agreement.

11. If for any reason the Merger Agreement is terminated pursuant to Article X thereof, then this Amendment shall be of no further force and effect and the Rights Agreement shall remain the same as it existed immediately prior to the execution of this Amendment.

12. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

13. This Amendment may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original, but all of which shall together constitute one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

14. The Company shall promptly provide written notice to the Rights Agent of the Effective Time, the date this Amendment becomes effective and any termination of the Merger Agreement pursuant to Article X thereof; provided that the failure to provide, or delay in providing, such notice shall have no effect on the terms and provisions of the Rights Plan and no such failure or delay shall impact the Expiration Time.

15. Except as otherwise expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any other manner affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are hereby ratified and confirmed in all respects and shall continue in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:		MIDAS, INC.
By:	/s/ Alvin K. Marr	By:	/s/ William M. Guzik
Name:	Alvin K. Marr	Name:	William M. Guzik
Title:	Senior Vice President, General Counsel and Secretary	Title:	Executive Vice President and Chief Financial Officer

Attest:		COMPUTERSHARE TRUST COMPANY, N.A.
By:	/s/ Sharon R. Boughter	By:	/s/ Michael J. Lang
Name:	Sharon R. Boughter	Name:	Michael J. Lang
Title:	Relationship Manager	Title:	SVP

Amendment No. 2 to Rights Agreement